Exhibit 99.1

SPONGETECH® DELIVERY SYSTEMS CANCELS
 REVERSE STOCK SPLIT

NEW YORK, NY – September 22, 2009 – SpongeTech® Delivery Systems, Inc. (“SpongeTech”) “The Smarter Sponge™”, (OTCBB: SPNGE) today announced that its Board of Directors has decided to cancel its previously announced reverse stock split until after the Form 10-K for the Company’s fiscal year 2009 has been filed.

CEO Michael Metter said, “We originally planned for the reverse stock split to take effect after the filing of our Form 10-K for fiscal 2009 to give our shareholders the opportunity to evaluate our financial performance and growth prospects first.  In light of the delay in filing, we have decided that to proceed with the reverse stock split would not be in the best interests of our shareholders.”

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems, Inc. designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent and patent-pending technologies and other technologies involving hydrophilic (liquid-absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™.

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and the Company's Quarterly Report on Form 10-Q for the third fiscal quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contacts:

Lippert/Heilshorn & Associates
212-838-3777

Harriet Fried / Jody Burfening (Investors)
SpongeTech@lhai.com

Adam Handelsman (Media)
ahandelsman@lhai.com